Exhibit 4.45

Exclusive Call Option Agreement

With respect to AirMedia Online Network Technology Co., Ltd.

This Exclusive Call Option Agreement (the “Agreement”) is entered into by and among the following Parties on June 5th, 2015 in Beijing, People’s Republic of China (“China”):

Party A: AirMedia Technology (Beijing) Co., Ltd.

Registered address: Room 3088, Building 1, No. 2 of Hengfu Zhongjie, Science Town, Fengtai District, Beijing

Legal Representative: Guo Man

Party B: Guo Man

Address: Rooms No. 1-3, 5/F, Gate No. 2, Building 3, Airport Beipingli, Chaoyang District, Beijing

ID Number:

Xu Qing

Address: Room No. 204, 5/F, Xibahexili, Chaoyang District, Beijing

ID Number:

Hong Tao

Address: Room No. 2008, 73/F, Yongle Community, Shijingshan District, Beijing

ID Number:

Party C: AirMedia Online Network Technology Co., Ltd.

Registered address: Room 402 in 401, Floor 4, Building 26, Dongzhimenwai Avenue, Chaoyang District, Beijing

Legal Representative: Xu Qing

(The above Parties are respectively referred to as a "Party", together referred to as the "Parties" under this Agreement.)

Whereas:

(1) Party B is the registered shareholder of Party C and collectively hold 100% of the equity interest in Party C, Among which, Guo Man, Xu Qing and Hong Tao holds 80%, 15% and 5% of the equity interest in Party C, respectively;

(2) Party A agrees to provide a loan of RMB 50,000,000.00 to Party B, in accordance with the Loan Agreement entered into by and among Party A, Party B and Party C on June 5th, 2015;

(3) Party B and Party C agree to pledge all equity interest held by them in Party C to Party A, in accordance with the Equity Interest Pledge Agreement entered into by and among Party A, Party B and Party C on June 5th, 2015;

(4) Party A and Party C have signed an Exclusive Technology Consulting and Service Agreement (the “Technology Consulting and Service Agreement”) on June 5th, 2015;

(5) Party B and Party C agree, through this Agreement, to grant Party A an exclusive option, and Party A agrees to adopt the option to purchase all or part of equity interest held by Party B and Party C in Party C.

NOW, THEREFORE, all Parties, through friendly negotiations, hereby agree as follows:

1	Call Option

1.1	Granting of Rights

Party B hereby grants, exclusively and irrevocably, an exclusive option (“Call Option”) to Party A to purchase or cause any person or persons designated by Party A (the “Designee”) to purchase from Party B at any time, to the extent permitted by PRC laws and in accordance with the steps as determined by Party A at its own discretion, all or part of equity interest (collectively or respectively) Party B holds in Party C (the “Target Equity Interest”) at the price specified in Article 1.3 of this Agreement. Other than Party A and/or the Designee, no third person is entitled to enjoy the Call Option. The “person” set forth in this Agreement shall include any individual, corporation, joint venture, partnership, enterprise, trust or non-corporation organization.

1.2	Exercising Steps

Party A and/or the Designee could exercise the right after delivering the written notice of purchasing equity interest (the “Notice”) indicating the percentage of the Target Equity Interest to be purchased (the “Target Equity Interest”) from Party B and the measures of purchase to Party B.

Party B shall, within seven (7) working days after receiving the Notice, enter into an equity interest transfer agreement with Party A and/or the Designee, ensure the Target Equity Interest would be transferred to Party A and/or the Designee as quick as possible and take all necessary actions to complete relevant industry and commerce registration of change formalities.

1.3	Purchase Price

1.3.1	Unless the applicable PRC laws and regulations require appraisal of the Target Equity Interest or have other restrictions on the price of the Target Equity Interest, when Party A exercises the Call Option, the Purchase Price of the Target Equity Interest (the “Purchase Price”) shall equal to the amount of registered capital or consideration of the Target Equity Interest actually paid by Party B in respect to the Target Equity Interest.

1.3.2	In the event that applicable PRC laws and regulations require appraisal of the Target Equity Interest or have other restrictions on the price of the Target Equity Interest, when Party A exercises the Call Option, Party A and Party B agree that the Purchase Price of the Target Equity Interest shall be the lowest price permitted by applicable laws. In the event that the lowest price permitted by applicable laws is higher than the registered capital of the corresponding Target Equity Interest, Party B and Party B shall pay Party A the surplus amounts in accordance with the Loan Agreement.

1.4	Transfer of the Target Equity Interest

After Party A sending out the Notice in accordance with this Agreement, at each execution of the Call Option:

1.4.1	Party B shall cause Party C to convene a shareholders’ meeting in time, at which to adopt a resolution on the transferring by Party B of the Target Equity Interest to Party A and/or the Designee, and Party B shall waive the preemptive right to the said Target Equity Interest to other shareholder of Party C by signing a commitment letter;

1.4.2	Party B shall, subject to the terms and conditions of this Agreement and the Notice related to the Target Equity Interest, enter into an equity interest transfer agreement recognized by Party A and/or the Designee for each transfer;

1.4.3	The related Parties shall execute all other requisite contracts, agreements or documents, obtain all requisite government approvals and consents and take all necessary actions to transfer the ownership of the Target Equity Interest to Party A and/or the Designee and make Party A and/or the Designee the legal owner of the Target Equity Interest registered in the Industrial and Commerce Department, without carrying any security interest or other burden of rights, . In this Article and this Agreement, “Security Interest” shall include guarantee, mortgage, pledge, third-party right or interest, any share option, right of acquisition, preemptive right, right of set-off, retention of title or other security arrangements, but excluding any security interest arising under the Equity Interest Pledge Agreement .

1.4.4	Party B and Party C shall, unconditionally, endeavor to assist Party A and or the Designee to obtain all requisite government approvals, permits, registrations, fillings and completion of all necessary procedure in respect to the transfer of the Target Equity Interest.

1.5	Payment

The payment measure of the Purchase Price shall be subject to the negotiations between Party A and/or the Designee and Party B in accordance with the laws applicable at the execution of the Call Option. Party A and Party B agree hereof, Party B shall, subject to the applicable laws and the Loan Agreement, refund Party A any payments from Party A and/or the Designee for purchasing the Target Equity Interest to repay the principal and interests permitted by law or the cost of funds occupation under the Loan Agreement.

2	Undertakings of Party B and Party C

2.1	Party B and Party C will not, without Party A’s prior written consent, supplement, amend or modify Party C’s articles of association in any way, increase or decrease its registered capital, or change its registered capital structure by other means.

2.2	At Party A’s request at any time, Party B and Party C will transfer their equity interest to Party A and/or the Designee immediately, unconditionally and at any time, and waive preemptive right to the said equity interest to other shareholder of Party C.

2.3	Without Party A’s prior written consent, Party B and Party C will not, at the shareholders’ meeting of Party C, agree to, support or execute a resolution on approving Party C to be merged or consolidated with, to be acquired, acquire or invest in any person.

2.4	Based on good financial and commercial standards and practices, to maintain Party C’s existence, prudently and effectively deal with its businesses and affairs; undertakes to operate all business in normal business process in order to keep the value of Party C’s assets, do not carry out any acts or omissions which has adverse influence on its business and value of assets.

2.5	Without Party A’s prior written consent, Party B and Party C will not, at the shareholders’ meeting of Party C, agree to, support or execute a resolution on selling, transferring, mortgaging or otherwise disposing of, or cause any other security interest to be created on, its legal or beneficial right of any Target Equity Interest, except the pledge caused on the equity interest of Party C subject to the Equity Interest Pledge Agreement.

2.6	Without Party A’s prior written consent, Party B and Party C will no conduct any acts and/or omissions which has possible significant influence on Party C’s assets, business and liability; without Party A’s prior written consent, Party B and Party C will not sell, transfer, mortgage or otherwise dispose of, or cause any other security interest on the legal right or beneficial interest right of any asset, business or income at any time after the execution date of this Agreement.

2.7	Without Party A’s prior written consent, there is no occurrence, inheritance, guarantee or allow any debts, except for (i) debts generated from the normal or daily business other than loan; and (ii) debts which have been disclosed to Party A and debts with written consent by Party A.

2.8	Without Party A’s prior written consent, Party B and Party C will not enter into any material contracts (the material contract set forth in this article means the one which value exceeds RMB 100,000.00), except the contracts entered into in the process of the normal business.

2.9	Without Party A’s prior written consent, Party B and Party C will not provide any loan or credit to anyone.

2.10	At request of Party A, will provide materials in respect to the business and financial circumstances of Party C to Party A.

2.11	Promptly inform Party A of any litigation, arbitration or administrative proceedings pending or threatened against Party B’s ownership of equity interest, Party C’s assets, business and income.

2.12	Execute all necessary or appropriate documents, take all necessary or appropriate actions and bring all necessary or appropriate claims or make all necessary and appropriate defenses against all claims in order to maintain its ownership of Party B over the equity interest.

2.13	Party B and Party C will execute all necessary or appropriate documents, take all necessary or appropriate actions and bring all necessary or appropriate claims or make all necessary and appropriate defenses against all claims in order to maintain its ownership of Party C over the assets.

2.14	Party B and Party C will cause the shareholders’ meeting to approve the transferring of the Target Equity Interest under this Agreement.

2.15	Party B and Party C will, at Party A’s request, appoint the person nominated by Party A as the director or managers of the department of Party C.

2.16	Subject to the Power of Attorney signed by Party B on June 5th 2015, Party B and Party C will, under Party A’s authority and only at the request of Party A, execute all rights as shareholders of Party C.

2.17	Party B and Party C will fully comply with the provisions of this Agreement and other agreements entered into by and among Party B and Party C, or Party C and Party A, respectively or mutually, to perform all obligations under such agreements and not to do any act or omission that affects the validity and enforceability of such agreements.

3	Liabilities for Breach of Contract

3.1	Where any Party (the “Breaching Party”) breach any article of this Agreement and cause loss to any other Party (the “Non-breaching Party”), the Non-breaching Party is entitled to deliver written notice requiring immediate rectification; in the event that the Breaching Party fails to cure that breach by the ways satisfied with the Non-breaching Party within fifteen (15) working days of receiving written notice from the Non-breaching Party, the Non-breaching Party may immediately take relief measures in accordance with the methods set forth in this Agreement or by means of law.

3.2	Events of breach of contract for Party B:

(1) Fail to perform any of its obligations hereunder, or any of its representations or warranties hereunder is untrue or proved materially inaccurate;

(2) Transfer, transfer by other means or take a pledge on any of its right under this Agreement without prior written consent of Party A;

(3) Any other breaching action of Party B causes this Agreement, the <Loan Agreement>, the Equity Interest Pledge Agreement and the <Technology Consulting and Service Agreement> to be invalid or unenforceable.

3.3	In the event of default of Party B or if Party B violates the Loan Agreement, the Equity Interest Pledge Agreement and the Technology Consulting and Service Agreement, Party A shall be entitled to request Party B to transfer, subject to this Agreement, all or part of the Target Equity Interest to Party A and/or the Designee immediately.

3.4	Once the pledge has been realized by Party A in accordance with the Equity Interest Pledge Agreement, and Party A has obtained the relevant revenue and funds therein, the obligations hereunder shall be deemed as fully fulfilled by Party B, and Party A will not bring other payment claim against Party B.

4	Assignment of the Agreement

4.1	Party B shall not transfer any of its rights and obligations hereunder to any third party without Party A’s prior written consent; in the event of Party B’s death, Party B agrees that its rights and obligations hereunder will be inherited immediately by the Designee.

4.2	This Agreement shall bind upon Party B and its successor, Party A and each of its successors and assigns permitted by Party A. Party B agrees, in the event of its death, to dispose all equity interest it holds in Party C in the following way: 1. If allowed by the law by then, Party A has the ownership of the said equity interest; 2. If the law by then does not allow Party A to hold Party C’s equity interest directly, the said equity interest will be at Party A’s disposal.

4.3	Party B hereby agrees that Party A may transfer all its rights and obligations hereunder to a third party without the consent of Party B at the time needed, but such transfer shall be notified in writing to Party B at the time.

5	Effectiveness

5.1	This Agreement shall be effective from the date of execution.

5.2	Unless the provisions in this Agreement or relevant clauses set forth in further contracts signed by Parties terminate this Agreement before expiration, the valid term of this Agreement shall be ten (10) years. Upon written confirmation by Party A before expiration of this Agreement, the term could be extended; the extended period shall be determined by Party A.

5.3	In the event that Party A or Party C’s business terms expire or are terminated by other reason during the period set forth in Article 5.2, this Agreement shall be terminated by then, unless Party A has, in light of Article 4.3 of this Agreement, transferred its rights and obligations.

6	Termination

6.1	At any time in the duration and extended period of this Agreement, Party A is entitled, in the event that Party A fails to execute its right set forth in Art. 1 of this Agreement subject to the applicable law of the time, to deliver written notice to Party B and Party C at its own discretion, indicating the unconditional cancellation of this Agreement and bear no liability.

6.2	In the event that Party C is terminated due to bankruptcy, dissolution or is ordered to close down by law in the duration and the extended term of this Agreement, obligations of Party B and Party C hereunder shall be released on the happening of the said circumstances. However, Party B and Party C shall perform related obligations in accordance with other agreements entered into with Party A, including but not limited to the Loan Agreement, the Equity Interest Pledge Agreement and the Technology Consulting and Service Agreement.

6.3	Unless otherwise stipulated in Article 6.2, Party B and Party C shall not terminate this Agreement unilaterally in the duration of this Agreement and the extended period.

7	Taxes and Costs

All the taxes and costs generated from the preparation, execution of this Agreement and completion of the transaction of this Agreement for each Party subject to PRC law shall be duly borne respectively by each Party. In spite of above agreement, Party A agrees to bear any tax and cost occurred from this Agreement for Party B, except when Party B breaches this Agreement.

8	Confidentiality

The Parties acknowledge and confirm that any oral or written materials exchanged between the Parties in respect of this Agreement shall be confidential information. No Party shall disclose such information to any third party without written consent by other Parties, unless the following circumstances:

a)	Such materials are known or will be known to the public, which is not a result of the unauthorized disclosure from the Party that accepts materials;

b)	Such materials are required to be disclosed by the applicable laws or the rules and regulations of security exchanges; or

c)	Where a Party discloses such materials in connection with the transaction contemplated herein to a legal or financial advisor, such legal or financial advisor shall also follow the duty of confidentiality similar to this clause. Breach of confidence by the employee or the hired agency of any Party shall be deemed as breach of confidence by such Party and the Party shall bear the liability hereunder. In the event that this agreement is by any means invalid, discharged terminated or impractical, this confidentiality clause shall survive.

9	Notice

Any notice or other communication made by the Party herein shall be in written form and delivered to the other Party via personal delivery, letter or facsimile at the following address or other address designated by such Party from time to time. The actual delivery date shall be deemed by the following methods: (a) the notices delivered via personal delivery shall be deemed actual given on the date of personal delivery; (b) the notices delivered via letters shall be deemed actual given on the seven (7) day after such registered airmail has been sent with its postage paid (shown on a postmarks), or on the fourth (4) day after such letter is given to a international recognized express agent; and (c) the notices delivered via facsimile shall be deemed actual given on the date shown on the transmission confirmation of such files.

Address for Party A: AirMedia Technology (Beijing) Co., Ltd

Recipient: Guo Man

Address: F/15, Sky Plaza, No.46 Dongzhimenwai Street, Dongcheng District, Beijing, China.

Telephone Number:

Fax Number:

Address for Party B:

Guo Man

Address: F/15, Sky Plaza, No.46 Dongzhimenwai Street, Dongcheng District, Beijing, China.

Telephone Number:

Fax Number:

Xu Qing

Address: F/15, Sky Plaza, No.46 Dongzhimenwai Street, Dongcheng District, Beijing, China.

Telephone Number:

Fax Number:

Hong Tao

Address: F/15, Sky Plaza, No.46 Dongzhimenwai Street, Dongcheng District, Beijing, China.

Telephone Number:

Fax Number:

Address for Party C: AirMedia Online Network Technology Co., Ltd.

Recipient: Xu Qing

Address: F/17, Sky Plaza, No.46 Dongzhimenwai Street, Dongcheng District, Beijing, China.

Telephone Number:

Fax Number:

10	Applicable Laws and Dispute Resolution

10.1	The formation, validity, performance, interpretation and resolution of disputes in connection with this Agreement shall be governed by laws of the PRC.

10.2	Any dispute arising from this Agreement shall be settled by the Parties through amicable negotiations.

10.3	In case no settlement can be reached within thirty (30) days after one Party makes a request for settlement, either Party may submit such dispute to Beijing Arbitration Commission for arbitration in accordance with its rules. The seat of arbitration should be Beijing. The arbitration award shall be final and binding upon the Parties. In the event that any dispute arising or is under arbitration, apart from the matters in controversy, the other rights and obligations hereunder shall be exercised and fulfilled respectively by each Party.

11	Miscellaneous

11.1	The headings of this Agreement are for convenience of reference only and shall not interpret, explain or in any means affect the meaning of the clauses herein.

11.2	This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior oral discussions and/or written agreements reached by the Parties with respect to the subject matter hereof.

11.3	This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and assignees.

11.4	Either Party fails to enforce any right timely hereunder shall not be deemed as a waiver of such right and shall not prevent the Party to enforce such right in the future.

11.5	If any clause of this Agreement is deemed to be invalid, null or unenforceable by the competent courts, or arbitration agencies, such provision shall not affect the validity and enforceability of the remainders of this Agreement. The Parties should cease to perform such invalid, null or unenforceable clause and revise such clause to the extent that such fact and circumstance may be enforceable in a way closest to the original intention.

11.6	The unmentioned matters shall be decided upon further negotiations by the Parties. Any amendment or supplement to this Agreement shall be in written form and signed by all Parties before becoming integral part of this Agreement and having same legal effect with the originals.

11.7	This Agreement may be executed in five (5) counterparts, each Party hereto shall hold one (1) counterpart. All counterparts have same legal effect.

[No text below]

[Signature Page]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by itself or its legal representative or authorized representative on the date first set forth above.

AirMedia Technology (Beijing) Co., Ltd.

Signature:/s/ Guo Man

Name: Guo Man

Legal Representative

Common seal: AirMedia Technology (Beijing) Co., Ltd.

Guo Man

Signature:/s/ Guo Man

Xu Qing

Signature:/s/ Xu Qing

Hong Tao

Signature:/s/ Hong Tao

AirMedia Online Network Technology Co., Ltd.

Signature:/s/ Xu Qing

Name: Xu Qing

Legal Representative

Common seal: AirMedia Online Network Technology Co., Ltd.